Exhibit 99.1

Watsco Reports Record First Quarter Operating Results –

EPS Up 36%, Net Income Up 25%

MIAMI, FLORIDA, April 23, 2003 – Watsco, Inc. (NYSE:WSO) today announced record operating results for the first quarter ended March 31, 2003. Diluted earnings per share for the quarter grew 36% to 15 cents per share versus 11 cents in 2002. Net income increased 25% to $3.8 million from $3.0 million in 2002.

Operating profit grew 14% to $7.6 million for the quarter, with operating margins expanding 30 basis points. Gross profit increased 1% to $63.8 million as gross selling margins increased 30 basis points to 24.8% from 24.5% a year ago. Selling, general and administrative expenses decreased $.1 million and interest expense decreased 19% or $.4 million due to a 19% reduction in average daily borrowings resulting from strong cash flow.

Sales during the first quarter were $257.4 million, including a 4% same-store sales increase in residential and light-commercial HVAC products and a decline in sales of manufactured housing products.

Borrowings at March 31, 2003 were $80.0 million, a reduction of 20% or $20.0 million over last year. In addition, the Company repurchased approximately 226,000 shares of common stock for $3.0 million. Watsco’s balance sheet strengthened during the quarter with the Company’s debt-to-total capitalization ratio improving to 20% from 24% a year ago.

Albert H. Nahmad, President & Chief Executive Officer commented, “We are extremely pleased by our record operating results during the first quarter. Our results highlight the continued impact of initiatives undertaken to improve selling margins, operating efficiency and asset quality in the core HVAC distribution business. The first and fourth quarters are always the low points in seasonal demand for our products, so we are encouraged as these results indicate the prospect of another strong year for Watsco.”

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 317 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market and regulatory factors. More detailed information about those factors is contained in Watsco’s filings with the Securities and Exchange Commission.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenue	$257,398	$256,815
Cost of sales	193,612	193,840

Gross profit	63,786	62,975
SG&A expenses	56,232	56,344

Operating profit	7,554	6,631
Interest expense, net	(1,512)	(1,867)

Income before income taxes	6,042	4,764
Income tax provision	(2,236)	(1,722)

Net income	$3,806	$3,042

Basic earnings per share	$0.15	$0.12
Diluted earnings per share	$0.15	$0.11
Weighted average shares:
Basic	25,122	25,837
Diluted	25,778	27,549

Segment Information:

	Three Months Ended March 31,
	2003	2002
Revenue:
Distribution	$250,732	$248,792
Staffing	6,666	8,023

Total	$257,398	$256,815

Operating profit:
Distribution	$11,236	$9,270
Staffing	(409)	(288)
Corporate	(3,273)	(2,351)

Total	$7,554	$6,631

WATSCO, INC.

Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$19,138	$25,880
Accounts receivable, net	133,256	129,396
Inventories	190,620	176,407
Other current assets	11,576	13,878

Total current assets	354,590	345,561
Property & equipment, net	24,416	25,850
Other non-current assets	131,706	132,308

Total assets	$510,712	$503,719

Accounts payable & accrued liabilities	$94,774	$86,180
Current portion of long-term obligations	249	272

	95,023	86,452
Borrowings under revolving credit agreement	50,000	50,000
Long-term notes	30,000	30,000
Other long-term obligations	6,207	8,066

Total liabilities	181,230	174,518
Shareholders’ equity	329,482	329,201

Total liabilities and shareholders’ equity	$510,712	$503,719

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